Exhibit 10.1

Summary of Additional Compensation for Lead Director, and for the Audit and Compensation Committee Chairmen

Lead Director:	$1,500 per quarter
Audit Committee Chairman:	$2,000 per quarter
Compensation Committee Chairman:	$500 per quarter